EXHIBIT 10.23

Conditional Sale Contract Nr. CM-106-03

10 th of November 2003

Company “TF GROUP LLC”, represented by Manager Kudreasova Victoria, hereinafter referred to as “the Seller” on the side,

And

Company “ASCONI” SRL, represented by General Director Mr. Jitaru Constantin, hereinafter refereed to as “the Buyer”, on the other side, have entered into this Contract as follows:

1. Subject of the contract

1.1. The Seller shall supply to the Buyer grape processing equipment, hereinafter named “the Goods”, described in the appendix No 1 to the present Contract, on conditions Ex-Works Italy, according to the specification under the price and quantity, given in the appendix No 1 to the present Contract.

1.2. The Buyer is obliged to receive the equipment, to make payments according to the conditions described in the present Contract and to provide installation of the units by himself. Will provide all consumables and will prepare the equipment ready for commissioning.

1.3. The Seller shall provide start-up, training of the stuff and commissioning of the equipment, according to the conditions of the present Contract.

2. Price and total amount

2.1. The price for the Goods described in the appendix No 1, which must be delivered to the Buyer, is indicated in Euro. The total amount of the Goods according to the appendix No 1 is: 613.930,oo EURO (six hundred thirteen thousand nine hundred thirty Euro).

3. Delivery time

3.1. The Seller will prepare the Goods for the shipment within 20 December 2003 in case of payment receiving, according to the present contract, along with requested samples and technical data.

3.2. In case of delay of the payments agreed in the present contract, delivery time will be rescheduled.

4. Packing and marking

4.1. Packing must correspond to the international rules (installed on the pallet and wrapped by PVC film) and ensure protection of the Goods while transportation.

5. Shipping documentation

5.1. The Seller will supply the Goods along with the following documentation: CMR, packing list, invoice, and certificate of the quality with certificate of the origin or SGS (by the request).

5.2. The Seller will inform the Buyer about the shipping after the loading. The information will include: number of the contract, date of the loading, weight, CMR number, the price of the Goods.

6. Insurance

6.1. Insurance according to the “Incoterms 2000” rules for the shipment on Ex-Works conditions.

7. Terms of payment, the procedure of payments.

7.1. The payment according to this contract will be arranged in Euro, by bank transfer as follow:

—	54 589,5 EURO payment within 25 of November 2003

—	54 589,5 EURO within end of February 2004

—	250 000,oo EURO within end of March 2004

—	72 786 EURO within end of June 2004

—	72 786 EURO within end of November 2004

—	109 179 EURO within end of December 2004

7.2. The payment must be done on the following account in the Seller’s bank:

PAREX BANK

SWIFT: PARXLV22

Account: 2498350014

Correspondent bank:

DEUTSCE BANK, FRANFURT

SWIFT: DEUTDEFF

CORR/ACC N: 9473380 10

7.3. Payments arranged as downpayment, according to the present Contract, will only cover cost for design, engineering and arrangement of the Goods supplying, and in no one case and for no one title can be refunded or be requested for partial or total reimbursement.

7.4. Any delay in payment terms, gives right to the seller to suspend the supply, and in case that delay is over three month, to cancel the contract, to hold the payments received and eventually to claim for extra cost involved. In case the Goods were already supplied and the payment delay is extended over two months from expiring date, the seller has the right to take back immediately the supplied Goods (object of this contract). The decision of Seller to confiscate the Goods becomes executive without any further formality according to Moldavian law. The buyer is engaged to allow and to make easy to dismount the equipment and to load it on the seller’s truck. Cost to dismount the equipment and to load it on the truck must be on buyer’s behalf.

7.5. Until when the last payment is not arrived to the Seller’s bank, the Goods supplied under this contract remains the seller’s property. The buyer will inform the Seller the place where the Goods will be located, and can change the location only against written authorization from the seller.

8. Limitation of liability

8.1. Except as expressly stated in this contract, the Seller shall not be in any way liable or responsible for any and all losses, costs, claims, expenses, lost of profits and liabilities suffered or occurred by the Buyer during use of equipment, object of this contract. Seller is in any case engaged to supply spare parts under guarantee as well as out of the same within reasonable time (3 working days, ex-works shipment for normal parts — 10 working days for unique parts).

9. Guarantee

9.1. The Seller guarantees that the Goods to be delivered are of the higher technical level and European standard quality, in conformity with the actual rules.

9.2. Guarantee for 12 month from commissioning at customer factory or 18 month from delivery time. This guaranty cover all pieces resulting damaged since the origin. Normal wearing parts as well as electric and electronic components is not covered by this guaranty. These electric/electronic components are covered by guaranty released by the maker, which are international and well reputable companies.

9.3. The seller is allowed to arrange time by time inspection of the line, in order to verify state of the equipment and grade of maintenance.

9.4. In case of improper uses or bad maintenance, the seller is authorized to provide correct maintenance by himself and to debit relative costs to the buyer.

10. Force major circumstances

10.1. The Parties are free from responsibility in case of Force-Major Circumstances. These are evens that do not depend on the will of parties and hadn’t been prevented by the means of parties: fire, flood, earthquake, other natural disasters, epidemics, mass disorders military conflicts, embargo, blockade war, etc; as we’ll as decisions of the authorities and governmental institutions that create obstacles for execution of parties obligations according to the present Agreement. In case of force-major circumstances long duration, parties have the right to abolish the present Agreement by informing the other party in term of 10 days.

10.2. The Buyer must be able to pay all taxes or/and payments, according to present contract.

11. Arbitration, entire agreement

11.1. Any dispute and controversy that result or relate to the present Contract must Q resolved through negotiations of the Parties.

11.2. In case the Parties, don’t achieve the mutual agreement, all dispute, controversy or claim shall be brought into consideration at the intentional arbitration Court of Mantova (Italy)

11.3. The present Contract is considered to be complete and final for both Parties: no conditions, agreements or arrangements modifying or changing terms and conditions of the present Contract shall be valid unless made in writing and duly signed by both Parties.

12. Other terms and conditions

12.1. The present Contract is made in two duplicates, in English and Russian, one for each party.

12.2. Description of tile supply: as per annex No l to the present contract, written in Russian language.

12.3. After the present Contract has been signed, all previous negotiations related to the Contract or its subject matter, correspondence, previous agreements and protocols of intents pertaining hereto shall be considered null and void.

13. Legal addresses of the parties.

The Seller:

“TF GROUP LLC”

942 Windemere Drive

NW SALEM, OR 97304-2722

The Buyer:

“Asconi” S.R.L.

Judetul Chisinau

S.Puhoi, Republica Moldova

Tel 3732-243081

Annex no.1 to the Contract CM-106-03

Pos.	Quantity	DESCRIPTION	Cost in EURO

		GRAPES PROCESSING

1		GRAPES RECEPTION AND CRUSHING

1.1.	3

Destemmer/crusher

“DP 25 INOX VARIANT” model – productivity 25-30 tons per hour. With mobile crushing rollers, stainless steel frame and speed variator. Also the pulp pump type “PS 80” made of stainless steel type AISI 304 with eccentric screw is integrated into the crusher.

1.2	4

Pulp pump type PMCT 35/190

Pulp pump with a bin for reception of pulp installed on a small cart. Completed with electric board, bin, feed-screw, trolley with wheels, suppressor grid, stator-based thermosonde. Electric engine: 380 W, 50 Hz, 5,5 kW.

Productivity: 35 m3/hour.

2		PULP PRESSING

2.1.	3

N3 Vacuum Pump mod. “VS 150” (functions as a drainer (?????????) and a press, it is recommended to use it for making of high quality wines).

Tank volume - 150 HL. Loading capacity – 28-35 tonne of newly crushed grapes (duration of cycle 3-3,5 hours):

–  the press separates stum during the process of filling also.

N1 Must draining system,connected with a stum pump (it is recommended for making reds)

3		FILTERS

3.1	2

41 Plate filter “Tecno-MASTER LIGHT 40x40/41 NORYL” 40x40 for filtration by means of cardboard filtering elements of different porosity.

Complete with a rotary product feeding pump installed on a mobile truck.

	1	Kieselguhr filter with horizontal elements, with automatic centrifugal system of panel unloading “GREENFILTER G 9” mod. of 9m2, including filter for remains.

	1	Rotary inwash vacuum filter “TAYLO-LUX 10” with filtering area of 10m2. Complete with a mixer/tank, for preparing of inwash pulp, and hoses connecting the filter with the mixer.

4		CONVEYERS

4.1		System of stems withdrawal from 4 crushers (if one more crusher is installed in the future), by means of pneumatic aspirator, outside through a hose 250 in diameter.

4.2	12

Conveyer for withdrawal of pressed skins:

Made of stainless steel AISI 304, with side boards about 490 mm height, complete with galvanized rollers, with coated 4+2 conveyer belt of UNIPORT C.L. 315/3 type, length (on demand), the width of the belt is 600mm, complete with an electric engine and a reducer.

4.3	4	Bearing frame:

		Stainless steel conveyer frame constructed in a way that allows the upper point of the transporter to be placed at a given height (i.e. 700 mm from floor). To support the transporter it is necessary to install supports for every 3m.	Included

	Option	Side boards increase for loading from the press	Included

4.4	14

Elevator

The elevator is made of stainless steel AISI 304, complete with coated 3+2 conveyer belt of UNIPORT C.L. 315/3 type, with rubber bailers 50mm height, galvanized rollers, the width of the belt is 500mm and its length is about 6520mm (to specify with order), complete with electric engine and reducer.

4.5	5	Bearing frame:

		Bearing frame of the elevator is made of stainless steel. The supports are required for every 3 m. Final height of the lifting.	Included

		EXCEPTIONS:
		Electric and hydraulic connection Product connection (entry/exit) Compressed air feeding Construction work Anything not specified in the offer

TOTAL EX-WORKS	EURO	613,930.00

THE SELLER	THE BUYER

/s/ K. Victoria	/s/ C. Jitaru

Kudreasova Victoria Authorized Signature Manager “TF GROUP LLC” 942 Windemere Drive NW SALEM, OR 97304-2722	C. Jitaru Authorized Signature General Director “Asconi” S.R.L. Judetul Chisinau S.Puhoi, Republica Moldova